Filed Pursuant to Rule 433
                                                         File No.: 333-133209-01


The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus when it is available if you request it by calling the toll-free number at 1-800-248-3580.

                                                  THE SERIES 2007-PA1 CERTIFICATES

                   Initial         Pass-
                  Principal       Through
     Class        Balance(1)        Rate        Principal Types                     Interest Types                        CUSIP
------------------------------------------------------------------------------------------------------------------------------------
Offered Certificates
Class A-1          $167,095,500     (2)      Senior, Pass-Through                  Floating Rate                           94984TAA7
Class A-2            (3)            (2)      Senior, Notional Amount               Inverse Floating Rate, Interest Only    94984TAB5
Class A-3           $49,557,000    6.000%    Senior, Lockout                       Fixed Rate                              94984TAC3
Class A-4          $116,970,000    6.000%    Senior, Sequential Pay                Fixed Rate                              94984TAD1
Class A-5          $106,117,000    6.000%    Senior, Planned Amortization          Fixed Rate                              94984TAE9
Class A-6           $42,394,000    6.000%    Senior, Planned Amortization          Fixed Rate                              94984TAF6
Class A-7           $27,951,000    6.000%    Senior, Planned Amortization          Fixed Rate                              94984TAG4
Class A-8           $90,000,000     (2)      Super Senior, Companion               Floating Rate                           94984TAH2
Class A-9           $30,000,000     (2)      Senior, Companion                     Floating Rate                           94984TAJ8
Class A-10          $32,582,500    6.000%    Senior, Sequential Pay                Fixed Rate                              94984TAK5
Class A-11           $5,715,000    6.000%    Super Senior Support, Pass-Through    Fixed Rate                              94984TAL3
Class A-12           (3)            (2)      Senior, Notional Amount               Inverse Floating Rate, Interest Only    94984TAM1
Class A-13           (3)            (2)      Senior, Notional Amount               Inverse Floating Rate, Interest Only    94984TAN9
Class A-WIO          (3)            (4)      Senior, Notional Amount               Variable Rate, Interest Only            94984TAP4
Class A-PO           $9,194,639    0.000%    Senior, Ratio Strip                   Principal Only                          94984TAQ2
Class A-R                  $100    6.250%    Senior, Sequential Pay                Fixed Rate                              94984TAR0
Class B-1           $26,046,000    6.250%    Subordinated                          Fixed Rate                              94984TAS8
Class B-2            $6,512,000    6.250%    Subordinated                          Fixed Rate                              94984TAT6
Class B-3            $5,065,000    6.250%    Subordinated                          Fixed Rate                              94984TAU3
Non-Offered Certificates
Class B-4            $3,256,000    6.250%    Subordinated                          Fixed Rate                              94984TAV1
Class B-5            $2,894,000    6.250%    Subordinated                          Fixed Rate                              94984TAW9
Class B-6            $2,170,753    6.250%    Subordinated                          Fixed Rate                              94984TAX7


(1)  Approximate. The initial principal balances are subject to adjustment.
(2) The following table describes the methodology for determining the pass-through rate for each class of floating rate and inverse floating rate certificates.

                                         Initial Pass-                  Pass-Through                Minimum         Maximum Pass-
Class                                     Through Rate                  Rate Formula           Pass-Through Rate     Through Rate
------------------------------------------------------------------------------------------------------------------------------------
            Class A-1                        5.640%                    LIBOR + 0.320%                0.320%             7.000%
            Class A-2                        1.360%                    6.680% - LIBOR                0.000%             6.680%
            Class A-8*                       5.860%                    LIBOR + 0.540%                0.540%             6.000%
            Class A-9*                       5.810%                    LIBOR + 0.490%                0.490%             6.000%
            Class A-12                       0.140%                    5.460% - LIBOR                0.000%             5.460%
            Class A-13                       0.050%                    5.510% - LIBOR                0.000%             0.050%

     *In addition, under certain circumstances, the Class A-8 and Class A-9 Certificates are entitled to amounts received under a yield maintenance agreement.

(3) The Class A-2, Class A-12, Class A-13 and Class A-WIO Certificates are interest only certificates, have no principal balance and will bear interest on their notional amounts, initially approximately $167,095,500, $120,000,000, $30,000,000 and $359,639,347, respectively.

(4) The pass-through rate with respect to each distribution date and the Class A-WIO Certificates will be the per annum rate equal to the excess of (i) the weighted average of the net mortgage interest rates of the premium mortgage loans (based on the scheduled principal balances of the premium mortgage loans on the first day of the month preceding the month of such distribution date or, in the case of the first distribution date, based on the unpaid principal balances of the premium mortgage loans as of the cut-off date) over (ii) 6.250%. For the initial distribution date in March 2007, this rate is expected to be approximately 0.510% per annum.

Allocation of Amount to be Distributed on the Class A Non-PO Certificates


     On each Distribution Date occurring prior to the Subordination Depletion Date, the Class A Non-PO Principal Distribution Amount will be allocated among and distributed in reduction of the Principal Balances of the Class A Non-PO Certificates, sequentially, as follows:

     first, to the Class A-R Certificates;

     second, concurrently, as follows:

          (a) approximately 25.0000000000% to the Class A-1 Certificates;

          (b) approximately 0.8550499565% to the Class A-11 Certificates; and

          (c) approximately 74.1449500435%, sequentially, as follows:

                  (i) to the Class A-3 Certificates, up to the Priority Amount for such Distribution Date;

                  (ii) concurrently, as follows:

                        (A) approximately 28.2924398692% to the Class A-4 Certificates; and

                        (B) approximately 71.7075601308%, sequentially, as follows:

                                    (1) sequentially, to the Class A-5, Class
                                    A-6 and Class A-7 Certificates, up to the PAC Principal Amount for such Distribution Date;

                                    (2) concurrently, to the Class A-8 and Class
                                    A-9 Certificates, pro rata; and

                                    (3) sequentially, to the Class A-5, Class
                                    A-6 and Class A-7 Certificates; and

                  (iii) sequentially, to the Class A-10 and the Class A-3 Certificates.

      The "Priority Amount" for any Distribution Date means the sum of (a) the product of (i) the Priority Percentage, (ii) the Shift Percentage and (iii) the Scheduled Principal Amount and (b) the product of (i) the Priority Percentage,
(ii) the Prepayment Shift Percentage and (iii) the Unscheduled Principal Amount.

      The "Priority Percentage" means the Principal Balance of the Class A-3 Certificates divided by the Aggregate Non-PO Principal Balance.

      The "PAC Principal Amount" for any Distribution Date means the amount, if any, that would reduce the sum of the Principal Balances of the Class A-5, Class A-6 and Class A-7 Certificates ( "PAC Group" or "PAC Certificates") to the percentage of the sum of the initial Principal Balances of PAC Group shown in the related table appearing in Appendix I with respect to such Distribution Date.

      The "Scheduled Principal Amount" means the sum for each outstanding Mortgage Loan (including each defaulted Mortgage Loan with respect to which the related Mortgaged Property has been acquired by the Trust Estate) of the product of (A) the Non-PO Fraction for such Mortgage Loan and (B) the sum of the amounts for such Mortgage Loan described in clauses B(i) and B(iv) of the definition of "Class A Non-PO Optimal Principal Amount" but without such amounts being multiplied by the Class A Percentage.

      The "Unscheduled Principal Amount" means the sum for each outstanding Mortgage Loan (including each defaulted Mortgage Loan with respect to which the related Mortgage Property has been acquired by the Trust Estate) of the product of (A) the Non-PO Fraction for such Mortgage Loan and (B) the sum of the amounts for such Mortgage Loan described in clauses B(ii) and B(iii) of the definition of "Class A Non-PO Optimal Principal Amount" but without such amounts being multiplied by the Class A Prepayment Percentage.

      The "Shift Percentage" for any Distribution Date will be the percentage indicated below:

                            Distribution Date Occurring In                                     Shift Percentage
----------------------------------------------------------------------------           ------------------------
March 2007 through February 2012                                                                     0%
March 2012 and thereafter                                                                          100%

The "Prepayment Shift Percentage" for any Distribution Date will be the percentage indicated below:

                            Distribution Date Occurring In                               Prepayment Shift Percentage
----------------------------------------------------------------------------           ------------------------
March 2007 through February 2012                                                                     0%
March 2012 through February 2013                                                                    30%
March 2013 through February 2014                                                                    40%
March 2014 through February 2015                                                                    60%
March 2015 through February 2016                                                                    80%
March 2016 and thereafter                                                                          100%

Appendix I

Planned Principal Balances as Percentages of Initial Aggregate Principal Balance

PAC Group
                                                   Percentage of
                                                 Initial Aggregate
             Distribution Date                   Principal Balance
------------------------------------       -------------------------------------
March 2007                                                   99.78300781
April 2007                                                   99.52044799
May 2007                                                     99.21240506
June 2007                                                    98.85896235
July 2007                                                    98.46023227
August 2007                                                  98.01635623
September 2007                                               97.52750469
October 2007                                                 96.99387703
November 2007                                                96.41570152
December 2007                                                95.79323518
January 2008                                                 95.12676364
February 2008                                                94.41660097
March 2008                                                   93.66308944
April 2008                                                   92.86659930
May 2008                                                     92.02752851
June 2008                                                    91.14630247
July 2008                                                    90.22337360
August 2008                                                  89.25922110
September 2008                                               88.25435044
October 2008                                                 87.20929303
November 2008                                                86.12460574
December 2008                                                85.00087041
January 2009                                                 83.83869338
February 2009                                                82.63870493
March 2009                                                   81.40155874
April 2009                                                   80.12793130
May 2009                                                     78.81852131
June 2009                                                    77.47420995
July 2009                                                    76.10419954
August 2009                                                  74.74330251
September 2009                                               73.39146034
October 2009                                                 72.04861489
November 2009                                                70.71470842
December 2009                                                69.38968354
January 2010                                                 68.07348327
February 2010                                                66.76605098
March 2010                                                   65.46733041
April 2010                                                   64.17726567
May 2010                                                     62.89580124
June 2010                                                    61.62288196
July 2010                                                    60.35845305
August 2010                                                  59.10246005
September 2010                                               57.85484889
October 2010                                                 56.61556583
November 2010                                                55.38455751
December 2010                                                54.16177090
January 2011                                                 52.94715331
February 2011                                                51.74065242
March 2011                                                   50.54221623
April 2011                                                   49.35179309
May 2011                                                     48.16933169
June 2011                                                    46.99478106
July 2011                                                    45.82809055
August 2011                                                  44.66920985
September 2011                                               43.51808899
October 2011                                                 42.37467832
November 2011                                                41.23892851
December 2011                                                40.11079055
January 2012                                                 38.99007046
February 2012                                                37.87686648
March 2012                                                   36.85316073
April 2012                                                   35.83673353
May 2012                                                     34.82753766
June 2012                                                    33.82552616
July 2012                                                    32.83065241
August 2012                                                  31.84287007
September 2012                                               30.86213314
October 2012                                                 29.88839590
November 2012                                                28.92161292
December 2012                                                27.96173908
January 2013                                                 27.00872957
February 2013                                                26.06253984
March 2013                                                   25.14401650
April 2013                                                   24.23209137
May 2013                                                     23.32672107
June 2013                                                    22.42786250
July 2013                                                    21.53547282
August 2013                                                  20.64950949
September 2013                                               19.76993025
October 2013                                                 18.89669310
November 2013                                                18.02975634
December 2013                                                17.16907854
January 2014                                                 16.31461852
February 2014                                                15.46633540
March 2014                                                   14.72284735
April 2014                                                   13.99558775
May 2014                                                     13.28423160
June 2014                                                    12.58846008
July 2014                                                    11.90796049
August 2014                                                  11.24242613
September 2014                                               10.59155615
October 2014                                                  9.95505549
November 2014                                                 9.33263472
December 2014                                                 8.72400997
January 2015                                                  8.12890284
February 2015                                                 7.54704024
March 2015                                                    7.06538880
April 2015                                                    6.59407649
May 2015                                                      6.13289262
June 2015                                                     5.68163064
July 2015                                                     5.24008806
August 2015                                                   4.80806639
September 2015                                                4.38537103
October 2015                                                  3.97181123
November 2015                                                 3.56720000
December 2015                                                 3.17135402
January 2016                                                  2.78409362
February 2016                                                 2.40524265
March 2016                                                    2.10700279
April 2016                                                    1.81432919
May 2016                                                      1.52711935
June 2016                                                     1.24527264
July 2016                                                     0.96869027
August 2016                                                   0.69727524
September 2016                                                0.43093235
October 2016                                                  0.16956812
November 2016 and thereafter                                  0.00000000